Exhibit 99.1

Sierra Oncology Reports 2017 Year End Results

- Janssen supply agreement for ZEJULA® (niraparib) facilitates novel PARPi combination trial with SRA737 in prostate cancer -

- SRA737 clinical development program significantly expanded -

- SRA737 clinical studies expected to report preliminary data in the fourth quarter of 2018 -

Vancouver, British Columbia – February 27, 2018. Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the year ended December 31, 2017.

“During 2017, we made substantial progress advancing our portfolio of promising next generation DDR therapeutics. In particular, emerging preclinical and clinical data continue to reinforce the fundamental biological role of Chk1 in regulating cancer-driven replication stress associated with genomic instability, a hallmark of cancer with potentially broad therapeutic relevance. Accordingly, during the year we significantly advanced and expanded the development program for our potential best-in-class Chk1 inhibitor, SRA737, which will now be evaluated across ten cancer indications in two ongoing Phase 1/2 trials, targeting aggregate enrollment of approximately 200 genetically-selected patients. We look forward to reporting preliminary data from these trials, expected in the fourth quarter of 2018,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “We also announced, subsequent to the end of the year, the advancement of a promising third development opportunity for SRA737 with the signing of an agreement with Janssen to supply us with ZEJULA® (niraparib). This agreement facilitates the advancement of a novel Chk1i/PARPi combination trial in prostate cancer that we plan to initiate in the fourth quarter of 2018, which will be led by Professor Johann de Bono, Regius Professor of Cancer Research at The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust.

2017 Highlights:

•	In January 2017, we relaunched as Sierra Oncology with a stated focus on developing oncology drugs targeting the DNA Damage Response (DDR) network.

•	Also in January, we successfully transferred sponsorship of the two ongoing Phase 1/2 clinical trials for our lead DDR drug candidate, SRA737, from the Cancer Research UK Centre for Drug Development, enabling us to submit protocol amendments aimed at enhancing these studies to include cohort expansions of prospectively selected patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality.

•	In February, we raised net proceeds of US$27.4 million to further advance our programs.

•	In April, our collaborator, the Institute of Cancer Research (ICR), London, UK, reported preclinical results for SRA737 in a poster at the American Association of Cancer Research (AACR) Annual Meeting, supporting our genetically-driven clinical development strategy for SRA737.

•	In May, we were issued a patent providing SRA737 with protection in the United States to 2033, before any potential patent term extensions.

•	In June, having received clearance for our protocol amendments, we presented these innovative SRA737 Phase 1 clinical designs in two Trials in Progress posters at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting. We concurrently reported encouraging initial progress from the two ongoing trials; SRA737 was well-tolerated and a maximum tolerated dose (MTD) had not yet been reached in the dose escalation phase of the monotherapy trial.

•	In August, we established a DDR Advisory Committee composed of leading experts in DDR biology, chemistry and medicine. We also held two Key Opinion Leader (KOL) events, in September and October 2017, which featured members from our Advisory Committee who shared their insights on emerging DDR biology and the potential of Chk1 inhibition in oncology, providing further support for our programs.

•	In October, we presented a poster at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, reporting on preclinical data demonstrating that sub-therapeutic, non-cytotoxic doses of gemcitabine induce replication stress and hence potentiate the anti-tumor activity of SRA737. These data support the design of our ongoing Phase 1/2 clinical trial which is specifically evaluating this combination.

•	We appointed Dr. Andrew Allen to our Board of Directors, effective October 23, 2017. Dr. Allen is the co-founder of Gritstone Oncology and was the co-founder of Clovis Oncology (Nasdaq: CLVS).

Subsequent Events:

On February 27, 2018, we provided an update on the SRA737 and SRA141 development programs:

•	For the SRA737 Monotherapy Phase 1/2 trial, we reported that the Dose Escalation Phase 1 portion of the study was in the final stages of optimizing the SRA737 dose regimen and the Cohort Expansion Phase 2 portion of the study was ongoing. The Cohort Expansion Phase 2 portion of the study was being expanded to include more patients, including a sixth indication (CCNE1-driven ovarian cancer), and would in aggregate target enrollment of 120 patients across six genetically-defined cohorts. We also reported that we plan to expand the number of sites recruiting patients into the trial from three active sites (as of the third quarter of 2017) to fifteen leading centers across the United Kingdom. The Cohort Expansion Phase 2 portion of the study is expected to report preliminary data in the fourth quarter of 2018.

•	For the SRA737 Low-Dose Gemcitabine Phase 1/2 Combination trial, we reported that the Standard-Dose Triplet Combo Dose Escalation Phase 1 was complete and that the Low-Dose Gemcitabine Combo Dose Escalation Phase 1 had made significant progress. In addition, the Low-Dose Gemcitabine Combo Cohort Expansion Phase 2 was anticipated to commence in the second quarter of 2018 and would be expanded to target enrollment of 80 genetically-selected patients across four indications. An update on the study is expected to be reported in the fourth quarter of 2018.

•	We reported signing a supply agreement with Janssen Research & Development, LLC where they will supply TESARO’s ZEJULA® (niraparib), an orally administered poly ADP-ribose polymerase (PARP) inhibitor, facilitating the initiation of a combination trial of niraparib with SRA737 in patients with prostate cancer in the fourth quarter of 2018. The trial is to be led by Professor Johann de Bono, Regius Professor of Cancer Research, Head of the Division of Clinical Studies and Professor in Experimental Cancer Medicine at The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust.

•	We presented emerging evidence of biological synergy between immune checkpoint blockade and Chk1 inhibition. Sierra is currently designing a clinical study for this combination, which potentially could be submitted to regulatory authorities in the fourth quarter of 2018.

•	We reported supportive preclinical research for SRA141 demonstrating noteworthy anti-cancer activity in two independent oncology models, generated in preparation for an Investigational New Drug (IND) filing expected in the second half of 2018.

2017 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $30.2 million for the year ended December 31, 2017, compared to $33.9 million for the year ended December 31, 2016. The decrease is primarily due to expenses incurred in 2016, including $9.0 million related to the SRA737 license agreement, a $0.9 million upfront payment for the exclusive license of SRA141, and a $2.3 million restructuring charge related to close-out expenses for PNT2258. These decreases were partially offset by increases of $4.6 million in third-party manufacturing costs, $2.6 million in research and other costs related to SRA737 and SRA141, and $1.0 million in clinical trial costs. Research and development expenses included non-cash stock-based compensation of $4.0 million and $3.6 million for the years ended December 31, 2017 and 2016, respectively.

General and administrative expenses were $12.5 million for the year ended December 31, 2017 compared to $14.2 million for the year ended December 31, 2016. The decrease is primarily due to a $1.1 million decrease in business development expenses and a $0.5 million decrease in restructuring costs as compared to 2016. General and administrative expenses included non-cash stock-based compensation of $1.9 million for both the year ended December 31, 2017 and the year ended December 31, 2016.

For the year ended December 31, 2017, Sierra incurred a net loss of $42.0 million compared to a net loss of $47.9 million for the year ended December 31, 2016.

Cash and cash equivalents totaled $100.3 million as of December 31, 2017, compared to $107.8 million as of September 30, 2017, and $109.0 million as of December 31, 2016. The company believes that its existing cash and cash equivalents will be sufficient to fund current operating plans through approximately mid-2019.

At December 31, 2017, there were 52,395,223 shares of common stock issued and outstanding, and stock options to purchase 7,470,601 shares of common stock issued and outstanding.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR replication stress response. SRA737 is currently being investigated in two Phase 1/2 clinical trials in patients with advanced cancer: SRA737-01, a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality; and SRA737-02, a drug combination study evaluating SRA737 potentiated by low-dose gemcitabine. Sierra is also preparing clinical studies for SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics and other DDR inhibitors including PARP inhibitors.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development activities, expectations regarding when trial data may be reported, use and adequacy of existing cash and cash equivalents, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100,348	$109,007
Prepaid expenses and other current assets	1,377	1,343

Total current assets	101,725	110,350
Property and equipment, net	154	400
Other assets	319	223

TOTAL ASSETS	$102,198	$110,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$6,133	$5,121
Accounts payable	1,339	2,604

Total current liabilities	7,472	7,725

TOTAL LIABILITIES	7,472	7,725

STOCKHOLDERS’ EQUITY:

Common stock	52	30
Additional paid-in capital	718,751	685,272
Accumulated deficit	(624,077)	(582,054)

TOTAL STOCKHOLDERS’ EQUITY	94,726	103,248

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$102,198	$110,973

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating expenses:
Research and development	$7,550	$5,821	$30,157	$33,895
General and administrative	3,255	3,412	12,462	14,180

Total operating expenses	10,805	9,233	42,619	48,075

Loss from operations	(10,805)	(9,233)	(42,619)	(48,075)
Other income	254	92	760	351

Loss before provision for income taxes	(10,551)	(9,141)	(41,859)	(47,724)
Provision for income taxes	48	107	156	143

Net loss	$(10,599)	$(9,248)	$(42,015)	$(47,867)

Net loss per share, basic and diluted	$(0.20)	$(0.30)	$(0.84)	$(1.58)

Weighted-average shares used in computing net loss, basic and diluted	52,330,334	30,365,713	49,899,299	30,240,258

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com